UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   March 28, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio

(Address of principal executive offices)
Registrant’s telephone number, including area code:   (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     In the fourth quarter of 2005, Dana Corporation (Dana) announced plans to divest its non-core fluid routing products business and classified the business as a discontinued operation. Since the first quarter of 2006, Dana has been actively engaged in seeking potential buyers for the business and negotiating the terms of sale.
     On March 28, 2007, Dana and Orhan Holding, A.S. (Orhan) entered into an Agreement to Purchase Assets and Stock (the Agreement) under which, among other things, Dana and certain of its affiliates (the Dana Entities) will sell the European portion of their fluid routing products business and certain portions of their North American business to Orhan and certain of its affiliates (the Orhan Entities). The assets to be sold under the Agreement are located at three facilities in the United States (U.S.), one facility in Mexico and one facility in the United Kingdom, and are used primarily to manufacture hose and tubing products. The Dana Entities will also sell their equity in fluid routing products companies in France, Slovakia and Spain and their interests in three existing joint ventures with Orhan that have operations in France and Turkey. The revenues of the operations being sold (not including the revenues of the three joint ventures) totaled approximately $266 million in 2006. Under the Agreement, the aggregate purchase price will be $70 million, subject to usual closing adjustments, and the Orhan Entities will assume certain liabilities of the operations at closing.
     In addition to the assets covered by the Agreement with Orhan, the Dana Entities have six other fluid routing products plants in the U.S. that manufacture coupled products and had revenues totaling approximately $200 million in 2006.
     The proposed transactions with Orhan are subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s bankruptcy case, In re Dana Corporation, et al., Case No. 06-10354 (BRL), and to customary government regulatory approvals and closing conditions. Dana has filed a motion with the Bankruptcy Court seeking approval of procedures that will provide an opportunity for competitive bids on the assets, equity and joint venture interests covered by the Agreement with Orhan and the six other U.S. fluid routing products plants. While there can be no assurance, Dana expects that the bidding process for all components of its fluid routing products business will be completed by the end of May 2007 and that the sale of all components of this business will be completed in the second quarter of 2007.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: March 28, 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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